As filed with the Securities and Exchange Commission on February
10, 1997
                                       Registration No. 333-



                SECURITIES AND EXCHANGE COMMISSION
                       ___________________

                             FORM S-3

                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933
                        _________________

                    FLORIDA GAMING CORPORATION
      (Exact name of registrant as specified in its charter)

          Delaware                          59-1670533
(State of other jurisdiction of         (I.R.S. Employer
incorporation or organization)           Identification No.)

   1750 South Kings Highway        W. Bennett Collett
Fort Pierce, Florida 34945-3099    Florida Gaming Corporation
        (407) 469-2500             1750 South Kings Highway
  (Address of principal            Fort Pierce, Florida 34945-3099
    executive offices)                   (407) 464-7500
                                   (Name, address, including zip
                                   code, and telephone number
                                   including area code, of agent of
                                   service)

                            Copies to:

                         James A. Giesel
                        Alan K. MacDonald
                    Brown, Todd & Heyburn PLLC
                      3200 Providian Center
                   Louisville, Kentucky  40202
                          (502)589-5400


Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                 Calculation of Registration Fee

                                                       Proposed
Title of each class                   Proposed          maximum
  of securities to   Amount Being   maximum price  aggregate offering         Amount of
   be registered    Registered (1)   per unit (2)       price (2)         Registration Fee
__________________  ______________  ______________   __________________   ________________
Common Stock,       279,814         $ 6.75            $1,888,744.50        $572.35
 .10 par value       shares


(1) Issuable upon the conversion of up to 1,375 shares of the Company's Series D 8% Cumulative Convertible Preferred Stock (the "Series D Preferred Stock"), assuming the payment of all dividends on the Series D Preferred Stock in the form of additional shares of Series D Preferred Stock. In addition, included is an indeterminate number of additional shares of Common Stock as may be issued because of future stock dividends, stock distributions, stock splits or similar capital readjustments or by reason of changes in the conversion price of the Company's Series D Preferred Stock.
(2) Represents the average of the closing bid and asked prices of the Common Stock of the Registrant on February 6, 1997. Estimated solely for the purpose of calculating the registration fee.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
PROSPECTUS

                          279,814 Shares
                                of
                    FLORIDA GAMING CORPORATION
                           Common Stock

     This Prospectus relates to 279,814 shares (the "Shares") of common stock, $.10 par value per share (the "Common Stock"), of Florida Gaming Corporation (the "Company") that may be offered for sale by persons (the "Selling Stockholders") who have acquired such shares by the conversion of certain shares of the Company's Series
D 8% Cumulative Convertible Preferred Stock, $.10 par value (the "Series D Preferred Stock"), acquired in certain private placement transactions. The Shares are being registered under the Securities
Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Common Stock. None of the proceeds from the sale of the Common Stock will be received by the Company. See
"Selling Stockholders," "Plan of Distribution" and "Use of
Proceeds." The Common Stock of the Company is traded on the NASDAQ SmallCap Market under the symbol "BETS".

     Sales of the Common Stock may be sold from time to time to purchasers directly by the Selling Stockholders in negotiated transactions and in the over-the-counter market on NASDAQ. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent; and (b) ordinary brokerage transactions in which the broker solicits purchasers. Alternatively, the Selling Stockholders may from time to time offer the Shares offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of securities for whom they may act as agents. The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay all expenses of the Offering (estimated to be approximately $32,772), for the Selling Stockholders and any underwriters, but not including fees and disbursements of experts and counsel retained by the Selling Stockholders or underwriting discounts, commissions or transfer taxes. In addition, the Company has agreed to indemnify the Selling Stockholders, including any director or officer of the Selling Stockholders, against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company, including any directors or officers of the Company, against certain liabilities that might arise with regard to certain statements in this Prospectus. See "Plan of Distribution."

     The terms of any offering of the shares of Common Stock by the Selling Stockholders, including the names of the underwriters, if any, and the public offering price, underwriting discounts and proceeds to the Selling Stockholders, will be set forth in an accompanying Prospectus Supplement, to the extent required. The Selling Stockholders and any agents or broker-dealers that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN CONSIDERATIONS
  RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                          SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
                              HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                      A CRIMINAL OFFENSE.

     This Prospectus also relates to such additional securities as may be issued to the Selling Stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments or by reason of changes in the conversion price.

      The date of this Prospectus is ___________ ___, 1997.


                         AVAILABLE INFORMATION

     The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not include all the information set forth in the Registration Statement and the exhibits thereto, to which reference is made for further information with respect to the Company.

     The Company is subject to the informational requirements of the Exchange and the rules and regulations thereunder and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission (File No. 0-9099). The Registration Statement and the exhibits thereto and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450
Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's
Web site (http://www.sec.gov), and may also be inspected and copied at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities
Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference herein:

     (1) The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995;

     (2) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

     (3) The Company's Current Reports on Form 8-K dated February 13, 1996, September 12, 1996, October 9, 1996, November
          25, 1996, December 13, 1996, December 31, 1996, as
          amended, and January 16, 1997;

     (4) The description of the shares of Common Stock contained in the Company's Registration Statement on Form 10.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for such copies should be directed to Timothy L. Hensley of Florida Gaming Corporation, 1750 South Kings Highway, Ft. Pierce, Florida 34945. Telephone requests may be directed to Mr. Hensley at (407) 464-7500.


     Unless the context indicates otherwise, all references in this Prospectus to the Company include the Company and its subsidiaries and all references to the number of shares of Common Stock (i) relate to the Company's Common Stock, par value $.10 per share (the "Common Stock"), and (ii) assume that outstanding stock options and conversion rights related to the Company's preferred stock are not exercised. Unless otherwise indicated, all information in this Prospectus relating to shares of Common Stock issuable upon conversion of the Series D Preferred Stock assumes that all accrued dividends on the Series D Preferred Stock will be paid in the form of additional shares of Series D Preferred Stock, and that no holder of Series D Preferred Stock will convert his shares until December 31, 1998, the automatic conversion date of such shares .
See "Description of Capital Stock   Series Preferred Stock."

                           THE COMPANY

     The Company's principal executive offices are located at Fort Pierce Jai-alai, 1750 South Kings Highway, Ft. Pierce, Florida 34945. The Company's telephone number is (407) 464-7500. The Company changed its name from Lexicon Corporation to Florida Gaming Corporation on March 17, 1994. The Company was incorporated in Delaware in 1976.

     The Company currently owns and operates four jai-alai fronton and inter-track pari-mutuel wagering facilities (each, a "Fronton," and collectively, the "Frontons") located in South and Central
Florida. See "Recent Developments." The Company's business at this time consists primarily of its operations at the Frontons, which include, among other things, live jai-alai, inter-track pari-mutuel wagering on jai-alai, thoroughbred racing, harness racing, and dog racing, and the sale of food and alcoholic beverages. The Company's Fort Pierce, Tampa, and Ocala locations provide audio, video, and wagering on inter-track and interstate simulcasting of jai-alai, horse racing, and dog racing from around the State of Florida as well as the rest of the country. The Miami location offers more limited ITW simulcasting, but simulcasts its jai-alai performances to other gaming facilities in Florida, Newport, Rhode Island, and Mexico. ITW provides significant additional revenue as well as a variety of entertainment for customers.

     Since its inception and before its acquisition of the Fronton located in Fort Pierce, the Company engaged in several other lines of business, none of which are currently now in operation. On March 31, 1993, the Company sold 603,000 shares of Common Stock to Freedom Financial Corporation ("Freedom") and present management assumed control of the Company. After considering various business alternatives, the Company entered into an agreement to acquire the Fort Pierce Fronton in October 1993. On February 1, 1994, the Company received approval from the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering (the "DPMW") to transfer the pari-mutuel permit for the Fort Pierce Fronton to the Company and completed the acquisition of the Fort Pierce Fronton on February 2, 1994.

                           RISK FACTORS

     Certain statements and information under the captions "The Company," "Recent Developments," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute forward-looking statements as that term is defined in the Securities Act. Such forward-looking statements involve known and unknown risks and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such
forward-looking statements.   Such risks and factors include, but
are not limited to, those described below and elsewhere in this Prospectus.

     In addition to reviewing the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, the other documents incorporated herein by reference and the other information in this prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:

Recent Operating Results

     The Company had net loss of $397,732 for the nine month period ended September 30, 1996, compared to an operating loss of $103,141 for the comparable 1995 period. The Company's operations generally are subject to financial, economic, legal and other factors, many of which are beyond its control.

Gaming Competition

     The gaming industry is highly competitive. Other gaming companies have substantially greater financial resources and larger management staffs than the Company. Because of the growing popularity and profitability of gaming activities, competition is significantly increasing. The Company competes for customers with other forms of legal wagering, including video poker gaming in non-casino facilities, charitable gaming, pari-mutuel wagering and state lotteries.

     Further expansion of gaming opportunities could also significantly and adversely affect the Company's business. In particular, the expansion of casino gaming in or near the geographic areas from which the Company attracts or expects to attract a significant number of its customers could have a material adverse effect on the Company's business. The Company expects that it will experience significant competition as the emerging casino industry matures.

Potential Dilution and Market Impact From Outstanding Capital Stock and Options

     As of February 1, 1997, the Company had 4,435,960 shares of Common Stock issued and outstanding. In addition, as of that date, 2,183,250 shares of Common Stock were issuable upon the exercise of outstanding options, 7,748 shares of Common Stock were issuable upon the conversion of outstanding shares of Class A preferred stock, and additional shares of Common Stock were issuable upon the conversion of outstanding shares of preferred stock at a conversion price based on the market price of the Common Stock at conversion.
See "Description of Capital Stock   Series Preferred Stock."  The
voting power of each holder of Common Stock would be diluted by the issuance of additional shares of Common Stock. Moreover, the prevailing market price for the Common Stock may be materially and adversely affected by the addition of a substantial number of shares of Common Stock, including the shares offered hereby, into the market or by the registration under the Securities Act for the sale of the shares offered thereby.

     Upon consummation of this offering, assuming the Selling Stockholders' acquisition of a total of 279,814 shares of Common Stock pursuant to the conversion of the Series D Preferred Stock, the Company will have 4,715,774 shares of Common Stock issued and outstanding. Of those shares, the 279,814 shares sold in this offering will be freely transferable without restriction or registration under the Act, unless held by persons deemed to be "affiliates" of the Company (as that term is defined under the Securities Act). Of the approximately 4,435,960 remaining shares of Common Stock to be outstanding immediately following the offering, persons who may be deemed "affiliates" of the Company or who acquired the shares in a transaction exempt from registration under the Securities Act will hold approximately 1,915,316 shares ("Restricted Shares"), which may only be sold in the public market if such shares are registered under the Securities Act or sold in accordance with Rule 144 promulgated under the Securities Act. Freedom, the holder of 1,349,480 Restricted Shares, has demand registration rights for its shares and WJA Realty has certain piggyback registration rights with respect to its 200,000 Restricted Shares.

Potentially Volatile Stock Price

     The price of the Common Stock on the NASDAQ SmallCap Market in the past years has shown significant volatility. During 1994 the price of the Common Stock ranged between $2.00 and $17.25; during 1995 the price of the Common Stock ranged between $2.50 and $17.25; and during 1996 the price of the Common Stock ranged between $2.50 and $10.00. Factors such as the Company's operating results or other announcements by the Company or its competitors may have a significant impact on the market price of the Company's securities. The price of the Common Stock may be highly volatile and may decline at an equal or greater rate than the rate at which it has risen over the last three years.

 Uncertainties in Integrating Operations and Achieving Cost Savings

     The Company recently purchased three frontons. The success of any business combination, including the acquisition of WJA's frontons described in "Recent Developments," is in part dependent on the ability following such transactions to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the relocation of staff present significant management challenges. There can be no assurance that future consolidated results will improve as a result of the acquisition of WJA's frontons, or as to the timing or extent to which cost savings and efficiencies will be achieved.

Risks Associated with Acquisitions

     There may be liabilities which the Company fails or is unable to discover in the course of performing due diligence investigations on any company or business it seeks to acquire or has acquired, including liabilities arising from non-compliance with certain federal, state or local laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company has sought to minimize its exposure to such liabilities by obtaining indemnification from former owners, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions. The success of the Company's aggressive development plans in the gaming industry is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, and supply of trained personnel. There can be no assurance that the Company will be successful in the pari-mutuel gaming industry or in any related industries which it enters.

Cost of Planned Expansion; Management of Growth

     Since the change in management of the Company in March, 1993, the Company has expanded its operations rapidly, and it plans to continue to further expand its operations through participation in other gaming ventures as opportunities arise. The Company's operating results may be adversely affected if net revenues do not increase sufficiently to compensate for the increase in operating expenses caused by such an expansion. In addition, the Company's planned expansion of operations may exceed the Company's present management, technical, financial and other resources. To manage its growth effectively, the Company must continue to increase its management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that the Company will successfully be able to achieve these goals. If the Company is unable to manage growth effectively, its operating results may be adversely affected.

Dependence on Key Personnel

     The success of the Company is dependent, in part, on its key management personnel. In particular, the Company is highly dependent upon W. Bennett Collett, W. Bennett Collett, Jr., and Timothy L. Hensley. The loss of their services could have a material adverse effect on the Company. There is no assurance that the Company will be able to hire qualified individuals to replace any of these persons if necessary. The Company does not have any employment contracts with these executives, nor does the Company have any key man life insurance policies on their lives.

Control of the Company

     As of February 1, 1997, W. Bennett Collett, Chairman and chief executive officer of the Company, beneficially owned an aggregate of 3,004,480 shares of the Company's Common Stock (including shares beneficially owned by Freedom, with respect to which Mr. Collett disclaims beneficial ownership), or an aggregate of approximately 49.33% of the issued and outstanding shares of the Company's Common Stock (assuming the exercise of all options held by Freedom and Mr. Collett). Mr. Collett is and will be able to exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

Possible Depressing Effect of Future Sales of the Company's Common
Stock

     Future sales of shares of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the shares of Common Stock will be sold and the effect such sales may have on the market price of the Company's Common Stock. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.

Absence of Dividends on Common Stock

     The Company has not paid any dividends on its Common Stock in the past and does not anticipate paying dividends on its Common Stock in the foreseeable future. In the event the Company is not contractually prohibited from paying dividends, the holders of Common Stock would be entitled to receive dividends only when and as declared by the Board of Directors of the Company, subject to the prior rights and preferences, if any, of holders of preferred stock.

Antitakeover Effects of Certain Instruments, Agreements of the
Company, and Laws

     The Company's certificate of incorporation and bylaws, certain contracts to which the Company is a party, the Delaware General Corporation Law and Florida gaming laws contain provisions that could delay or prevent a transaction that results in a change of control of the Company or discourage a tender offer or other plan to restructure the Company favored by a significant portion of the Company's stockholders. For example, the Florida laws require that before any person or entity acquires a 5% or greater equity interest in the Company, such person or entity must receive the approval of Florida Department of Business Regulation.

Potential Conflicts of Interest and Related Party Transactions

     Certain relationships among the Company, its management and affiliates create various potential and actual conflicts of interest. As of February 1, 1997, pursuant to a $2 million line of credit, Freedom had borrowed approximately $1.8 million from the Corporation. It is the Company's policy that all material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties. All future material affiliated transactions and loans must be approved by a majority of the independent directors who do not have an interest in the transactions.

New Projects

     Each of the Company's projects to finance, develop, and operate gaming facilities will be subject to the many risks inherent in the establishment of a new business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in new markets. There can be no assurance that any of these projects will become operational within the estimated time frames and projected budgets at the time the Company enters into a particular agreement, or at all. The Company plans to reduce the financial significance of individual projects by focusing on small- to medium-sized projects that can be accomplished with a smaller capital investment and will allow a significant portion of any financing of any subsequent expansions to be paid from operating funds whenever possible. In addition, the Company intends to develop projects as joint ventures when possible, to reduce its financial commitment to individual projects. There can be no assurance that the significant expenditures required to develop a gaming project will ultimately result in the establishment of profitable operations.

     To the extent the Company's future gaming projects become operational, the Company will be required to add and train personnel, expand its management information systems and control expenses. If the Company does not successfully address the Company's increased management needs or the Company otherwise is unable to manage its growth effectively, the Company's operating results could be materially adversely affected.

Governmental Regulation

     The Company will need to secure regulatory approvals from state and local authorities for each of its prospective gaming ventures. No assurance can be given that any of these approvals will be secured in a timely fashion or at all. The denial of regulatory approvals would prohibit the opening of the new facilities and any delay in securing such approvals could result in postponement of their scheduled openings.

     In addition to a variety of generally applicable state and federal laws governing business operations, the Company's gaming ventures are regulated by federal and state laws and regulations applicable to the gaming industry generally and to the distribution of gaming equipment. Because the regulatory environment is dynamic and evolving, it is impossible to predict how certain provisions will be ultimately interpreted or how they may affect the Company. Changes in such laws or regulations could have a material adverse impact on the Company's ability to finance, develop and operate gaming ventures.

Construction Risks

     The Company anticipates that its prospective gaming ventures may often include the construction of additional facilities. The Company's cost estimates and projected completion dates for construction of facilities may change significantly as the projects progress. In addition, the Company's development projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, work stoppages, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings.

                       RECENT DEVELOPMENTS

Acquisition of Frontons/Development of Cardrooms

     Terms of the Acquisition Agreement

     On September 12, 1996, the Company acquired notes (the "WJA
Notes") of WJA Realty Limited Partnership ("WJA"), with balances aggregating about $20,000,000 from the Bank of Oklahoma, N.A., Tulsa, Oklahoma. The WJA Notes were secured by, among other collateral, real estate and improvements consisting of three jai-alai and ITW facilities located in Miami, Tampa and Ocala, Florida (the "WJA Frontons"). Consideration for the WJA Notes was a combination of $2,000,000 in cash, a $6,000,000 promissory note bearing interest at the prime rate, 703,297 shares of the Company's Common Stock and a $1,000,000 non-interest bearing note.

     On November 25, 1996, the Company entered into an agreement with WJA and Florida Gaming Centers, Inc., a wholly-owned subsidiary of the Company (the "Subsidiary"), pursuant to which the Subsidiary agreed to acquire the WJA Frontons. The acquisition was consummated as of January 1, 1997. The WJA Frontons acquired have been combined with the Fort Pierce Fronton into the Subsidiary.

      The consideration for the acquisition included (i) the cancellation of WJA Notes and related obligations acquired by the Company from the Bank of Oklahoma, NA, (ii) the retention by WJA of 200,000 shares of the Company's common stock owned by WJA, and
(iii) a profit sharing arrangement described in more detail below. The Company assumed all liabilities of WJA arising in the ordinary course of the business, subject to certain limitations and exceptions. The Company also assumed the principal amount outstanding under a $500,000 promissory note owed to Wheeler-Phoenix, Inc., with the terms amended to provide for repayment of principal over a ten year period following the closing in equal annual installments and an annual interest rate of 6%.

     The profit sharing arrangement is based on the Subsidiary's net profits, as defined, before income taxes. The Company will pay WJA 20% of the cumulative net profits of the Subsidiary for each of the ten full calendar years 1997 through 2006, subject to a cumulative $1,000,000 per year cap described below. The cumulative $1,000,000 cap is equal to the product of $1,000,000 multiplied by the number of years in the ten-year period completed, minus the sum of all amounts previously paid under the 20% profit sharing arrangement. In addition, if the Subsidiary has net profits in any calendar year during the ten-year period in excess of $5,000,000, but does not receive a 20% payment on the entire amount because of the cumulative $1,000,000 per year cap, the Subsidiary shall pay WJA 5% of the portion of the net profits on which the 20% payment is not made. No net profit payments will be due for any year after the ten year period. If during the ten year period, the Subsidiary disposes of any of its significant assets or operations, then WJA would be entitled to receive an amount equal to ten percent of the Subsidiary's gain, if any, on the disposition.

     Two principals of WJA, Roger M. Wheeler, Jr. and Richard P. Donovan, have entered into consulting arrangements with the Subsidiary. Mr. Wheeler has entered into a ten-year consulting agreement with the Subsidiary, with annual compensation of $100,000 during the first five years of the agreement and annual compensation of $50,000 during the second five years of the agreement. Mr. Donovan has entered into a five-year consulting agreement with the Subsidiary, with annual compensation of $240,000, plus certain benefits.

     Jai-Alai Operations

     Pursuant to the permit granted to it under Florida law, each Fronton, in order to conduct ITW, must offer a "full schedule" of jai-alai performances of at least 100 live evening and/or matinee performances per year. In addition, the Fronton may offer ITW year-round so long as a pari-mutuel facility in Florida is providing live pari-mutuel activities at the same time. Each
Fronton has received a permit from the DPMW to conduct live jai-alai performances during 1997. The Miami and Tampa Frontons conduct live jai-alai year round. Fort Pierce and Ocala operate four-month seasons. All of the Frontons, with the exception of Miami, typically remain open for ITW when live jai-alai performances are not being conducted.

     In 1980, WJA and three other parimutuel permit holders formed Summer Jai-Alai ("SJA"), a Florida general partnership, to conduct parimutuel jai-alai operations at the Miami Fronton during the summer months ("Summer Operations"). Following the acquisition of the WJA Frontons, the Company is currently a party to the partnership. Under the terms of the partnership agreement, certain of the Company's costs and expenses will be allocated to Summer Operations based upon specific formulas set forth in the agreement. In addition, pursuant to a lease agreement which expires in 2004, SJA rents the Miami Fronton for the time in which the summer jai-alai season is conducted. The rental is based upon 1% of handle, plus applicable Florida sales tax. The Company has a 21% interest in SJA which is accounted for under the equity method.

     Cardroom Development

     Florida House Bill No. 337 (now known as section 849.086 of the Florida Statutes) became effective June 1, 1996. This legislation authorized card rooms at licensed pari-mutuel facilities starting January 1, 1997. The card rooms will be administered and regulated by the DPMW. Games will be limited to non-banked poker games. Card room operation is also subject to approval by the county commission in which the pari-mutuel facility is located. This same bill also authorized full-card simulcasting of races from out of state tracks such as Belmont, Meadowlands, Philadelphia Park and Monmouth. The Frontons in Fort Pierce,
Tampa, and Ocala are currently carrying several of these signals.
This legislation also reduced the pari-mutuel tax on handle from 5% to 4.25% at the Tampa, Fort Pierce and Ocala frontons. The pari-mutuel tax on the handle at Miami was also reduced from 5% to 3.85%.

     In late 1996 the county governments of Dade County and Hillsborough County, Florida, passed legislation permitting poker rooms to be operated by all pari-mutuel facilities located in Miami and Tampa. As a result, the Company now plans to open poker rooms in Miami (with 40 tables initially) and Tampa (with 30 tables initially) during the first quarter of 1997. License applications have been filed, and the Company is in the initial phases of construction and employee training. As authorized by House Bill No. 337, the Miami and Tampa facilities will conduct low stakes ($10 per hand) poker at these facilities two hours prior to, during and two hours following live jai-alai performances. A rake of $0.25 per player per hand is expected to be received by the pari-mutuel for each hand dealt. State taxes amount to 10% of the rake, and 4% of the rake must be paid to the jai-alai players.

     Fronton Facilities

     Set forth below is a brief description of the Frontons, including the WJA Frontons now owned by the Company:

                                        Size of        Number
                           Number       Building      of Gaming
     Location            of Acres       Sq. Ft.       Seats*

     Fort Pierce          137.00         80,000         2,150

     Miami                 25.50        165,000         4,389

     Tampa                 34.21        114,000         3,500

     Ocala                 47.98         63,000         1,774
                          ______        _______         ______
     Totals               244.69        422,000         11,813*

  *These figures do not include up to approximately 1,200 future gaming positions anticipated from the addition of up to 200 poker tables in connection with the establishment of cardrooms.

  The Company's Miami Fronton, near the Miami International Airport, was built in 1925 and remodeled in 1982. In addition to its jai-alai auditorium, the fronton has a restaurant overlooking the court, a banquet room, one large television lounge and four smaller television lounges. Parking facilities at the Miami Fronton (including on-street parking) are large enough to park about 4,000 vehicles.

  The Company's Tampa Fronton was built in 1953 and remodeled in 1985. In addition to its jai-alai auditorium, the Fronton has a restaurant overlooking the court and parking for approximately
3,300 vehicles.

  The Company's Ocala Fronton, completed in 1973, is situated on a 47-acre site midway between Ocala and Gainesville in north-central Florida. It has seating for 1,774 people, a total capacity for spectators of approximately 3,800, and parking for approximately 1,100 vehicles.

  Fort Pierce is a coastal community in St. Lucie County, about 110 miles north of Miami. The Fort Pierce Fronton, completed in 1974, is located approximately one-mile from the Florida Turnpike exit and about 2 miles from an I-95 exit. The Turnpike is the primary route between South Florida and Orlando. I-95 is the main north-south highway that travels the entire Atlantic coast. The Fort Pierce Fronton, sits on a 35-acre site and has parking for approximately 2,000 vehicles.

  In addition to the facilities and restaurants described, all of the Frontons have mutuel windows, liquor bars and food stands.

  In late 1994 and early 1995 the Company acquired four parcels of land encompassing approximately 100 acres contiguous to the Fort Pierce Fronton. This acquisition gave the Company approximately 134 acres with increase exposure to major thoroughfares and improved access to I-95. The Company's uses for the additional property are still being planned. The Company also owns approximately 11 acres adjacent to the Ocala Fronton and a total of 18 acres in parcels near the Miami Fronton; some of these holdings are available as extra parking space.

  After the acquisition of the WJA Frontons, the Company began converting the television lounge and standing areas at the Miami and Tampa Frontons into low-stakes cardrooms. The Company expects both cardrooms to be open by March 1997. The 12,000 square foot cardroom in Miami is expected to open with 40 tables; the 10,000 square foot cardroom in Tampa is expected to open with 30 tables, and each will have the capacity to hold almost twice as many tables.

  Competition

  The gaming industry is highly competitive. The Company competes for customers with other forms of legal wagering, including charitable gaming, pari-mutuel wagering and state lotteries. The Company competes with other entertainment providers for its customers. With the exception of only one fronton operated in Dania, Florida (described further below), the Company does not consider itself to be in direct competition with any other fronton facility. Florida's pari-mutuel legislation does not permit the construction of any jai-alai facility within a geographic radius of 50 miles or to any other jai-alai facility.

  There are currently 41 permits issued by the State of Florida to operate pari-mutuel facilities in the state; 33 of those permits are now active. Of the 33 active permit holders, only ten are held by jai-alai operators; others engage in horse racing, harness racing and dog racing. Aside from the Company's Frontons, the only other operating jai-alai frontons in Florida are in Dania and Orlando.

  The Miami area offers a wide range of pari-mutuel and other entertainment activities that compete with the Company for spectators' leisure-time and wagering patronage. Within a 35-mile radius of the Company's Miami fronton, there is another jai-alai fronton whose season competes with the Miami Fronton, three horse racing tracks that operate during part of the Miami fronton's season (although not at the same time and not at night), and three dog racing tracks, one of which operates during substantial portions of the Miami Fronton's season. The Summer jai-alai operation competes directly with two dog racing tracks (owned and operated by two of the Company's partners in the summer jai-alai operation) and another jai-alai fronton which operates during the
summer season.   In addition to these pari-mutuel activities, the
Company's Miami fronton competes with numerous other sporting and entertainment activities, including professional sports teams, especially numerous Miami Beach night clubs, Indian Gaming facilities, cruise and cruise/gaming ships, and gaming activities in the Bahamas, which are readily accessible from the Miami area. The primary market for the Miami Fronton includes approximately 3.5 million adults within 50 miles of the fronton.

  The Tampa Fronton competes with dog racing (there are three tracks located within a 55-mile radius that operate during the Tampa Fronton's season, but only one at a time) and with a horse racing track situated approximately 20 miles northwest of the Tampa Fronton which operates for 74 days (but no evenings) during the winter season. The Tampa Fronton also competes with other alternative entertainment activities similar to those in Miami.
The primary market for the Tampa Fronton includes approximately
1.75 million adults within 50 miles of the fronton.

  The pari-mutuel operation closest to the Ocala Fronton is 75 miles away. The Ocala Fronton does, however, compete with the Ocala Breeders Sales Company, which offers ITW wagering. There are not substantial competing evening entertainment activities in Ocala. The primary market for the Ocala Fronton includes approximately 350,000 adults within 30 miles of the facility.

  The primary market area for the Fort Pierce Fronton includes approximately 500,000 adults within 35 miles of the facility. The major population centers in the vicinity of this fronton include Fort Pierce, Port St. Lucie, and Vero Beach, Florida. The Company does not consider itself to be in direct competition with any other fronton or other pari-mutuel facility permitted to operate in Florida in its market area at this time. The closest pari-mutuel facilities are dog racing facilities in West Palm Beach, approximately 50 miles south of the fronton, and in Melbourne, approximately 53 miles north of the fronton. The Fort Pierce fronton competes to a certain extent with the St. Lucie Civic Center which features sporting events and entertainment activities.

Capital Raising Transactions

  In December 1996 the Company issued and sold 550 shares of Series C 8% Cumulative Convertible Preferred Stock in an offshore transaction for $1,000 per share resulting in net proceeds to the Company of $506,000. The shares of Series C Preferred Stock are convertible into shares of the Company's Common Stock. See
"Description of Capital Stock   Series Preferred Stock" and "Risk
Factors   Potential Dilution and Market Impact From Outstanding
Capital Stock and Options."

  In December 1996 and January 1997 the Company issued and sold 1,175 shares of Series D Preferred Stock in a private placement transaction for $1,000 per share resulting in net proceeds to the
Company of $1,081,000.   The shares of Series D Preferred Stock are
convertible into shares of the Company's Common Stock.  See
"Description of Capital Stock   Series Preferred Stock" and "Risk
Factors   Potential Dilution and Market Impact From Outstanding
Capital Stock and Options."

                         USE OF PROCEEDS

  This Prospectus related to shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any of the proceeds of any sale by the Selling Stockholders of the shares of Common Stock.

                       SELLING STOCKHOLDERS

  The Selling Stockholders will have acquired the shares of Common Stock offered by this Prospectus in connection with the conversion of the Series D Preferred Stock. As of February 6,
1997, the Selling Stockholders did not own any shares of Common Stock. Assuming the acquisition of the 279,814 shares of Common Stock, the Selling Stockholders would own 5.93% of the post-conversion 4,715,774 shares of issued and outstanding shares of Common Stock.

  The following table sets forth the name of each Selling Stockholder, the maximum aggregate number of shares of Common Stock into which the Series D Preferred Stock issued to the Selling Stockholders is convertible and which each Selling Stockholder may offer and sell pursuant to this Prospectus based on an assumed conversion price of $4.9125 per share based on the closing bid prices of the Common Stock on the five trading days before February
6, 1997.  See "Description of Capital Stock   Series Preferred
Stock." In accordance with Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon the conversion of the Series D Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the conversion price as aforesaid. Because the Selling Stockholders may sell all or a portion of the Common Stock at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. Except as set forth in the footnote to the table, to the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates.

  Selling Stockholders           Number of shares of Common Stock

  Steve Waronker                                            5,953
  Richard G. Sarkisian (1)                                 11,907
  Millenco, L.P.                                          142,883
  Edward Y. Albert, Jr.                                    11,907
  Nancy Bazemore                                            5,953
  Generation Capital Associates                            59,535
  Gertrude W. Simpson Trust                                11,907
  Ramie A. Tritt                                            5,953
  Ruth B. Rosenberg                                         5,953
  Joel E. Rosenberg (1)                                     5,953
  Hymie V. Shermaria                                        5,953
  Terry Feeney                                              5,953

(1) Messrs. Sarkisian and Rosenberg are principals of First Capital Partners, Inc., which earned a finder's fee equal to 8% of the gross proceeds, plus warrants to purchase Common Stock having a market value equal to 5% of the gross proceeds (with an exercise price equal to the market price per share at the closings), in connection with the sale of an aggregate of $1,725,000 of Series C Preferred Stock and Series D Preferred Stock in December 1996 and January 1997. See "Recent Developments--Capital Raising Transactions."

                       PLAN OF DISTRIBUTION

     The securities offered hereby may, upon compliance with applicable "Blue Sky" law, be sold from time to time to purchasers directly by the Selling Stockholders in negotiated transactions and in the over-the-counter market on NASDAQ. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent; and (b) ordinary brokerage transactions in which the broker solicits purchasers. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Alternatively, the Selling Stockholders may from time to time offer the securities offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of securities for whom they may act as agents.

     In order to comply with the securities laws of certain states, if required, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or any exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders.

     The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular underwritten offer of securities is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensa-tion from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The securities offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed or at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay all reasonable and necessary expenses in connection with the preparation of the Registration Statement and this Prospectus, including, without limitation, any and all legal, accounting and filing fees, but not including fees and disbursements of experts and counsel retained by the Selling Stockholders or underwriting discounts and commission to be paid by the Selling Stockholders.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with the Registration
Statement, of which this Prospectus is a part, including certain liabilities under the Securities Act.

                   DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of (i) 15,000,000 shares of Common Stock, par value $.10 per share; (ii) 500,000 shares of Convertible Preferred Stock, having a par value of $.10 per share, no shares of which are currently outstanding;
(iii) 1,200,000 shares of Class A Convertible Preferred Stock, having a par value of $.10 per share; and (iv) 500,000 shares of Preferred Stock, having a par value of $.10 per share, issuable in one or more series.

     The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to
(i) applicable Delaware law, and (ii) the provisions of the Com-pany's Restated Certificate of Incorporation (the "Certificate") and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

Common Stock

     The Company is authorized to issue 15,000,000 shares of Common Stock. Each share is entitled to one vote on all matters submitted to shareholders for a vote (including the election of directors). The Common Stock does not provide for cumulative voting rights, preemptive rights to purchase any additional shares, is not redeem-able by the Company and, when issued, will be fully paid and nonassessable. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of earnings or surplus and are entitled to share ratably in any distribution of the Company's assets, after payment of all debts and other liabilities and subject to the preferential rights of the holders of the Company's preferred stock to a payment upon liquidation and dissolution of the Company. As of February 1,1 997, the Company had issued and outstanding 4,435,960 shares of Common Stock.

Class A Convertible Preferred Stock

     The Company is authorized to issue 1,200,000 shares of Class A Convertible Preferred Stock. The Class A Convertible Preferred Stock bears annual dividends at the rate of $.90 per share payable in cash, property or Common Stock, which are cumulative and have priority over dividends on the Common Stock. As of February 1, 1997, the Company had issued and outstanding 34,435 shares of the Class A Convertible Preferred Stock.

Series Preferred Stock

     The Company is also authorized to issue 500,000 shares of Convertible Preferred Stock, having a par value of $.10 per share, and 500,000 shares of Preferred Stock, having a par value of $.10 per share, in one or more series. With regard to the issuance of the Preferred Stock in one or more series, the Board of Directors of the Company is authorized to establish, by resolution, the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof, provided that no such shares of Preferred Stock shall have powers, preferences or special rights that adversely affect the holders of the Class A Convertible Preferred Stock. As of the date of this Prospectus, the Board has authorized such shares in three series.

     Series B Convertible Preferred Stock. The Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") provides annual cumulative dividends at the rate of 8% of the consideration paid for the stock. Such dividends are payable in shares of the Company's Common Stock. The consideration to be received by the Company upon initial issuance of each share of the Series B Preferred Stock is $1,000. Holders of Series B shares may convert generally all or any of such Series B shares to the Company's Common Stock using a ratio based on the consideration paid for the stock and 75% to 80% of the market value of the Common Stock. Upon liquidation, the holders of Series B preferred shares shall be entitled to be paid $1,000 per share plus 8% accrued dividends before any distribution to holders of Common Stock. As of February 1, 1997, the Company had issued and outstanding 1,465 shares of Series B Preferred Stock.

     Series C 8% Cumulative Convertible Preferred Stock. The Company is authorized to issue 5,000 shares of Series C 8% Cumulative Convertible Preferred Stock, $.10 par value (the "Series C Preferred Stock"), which provides annual dividends at the rate of 8% of the share's Stated Value. The Stated Value per share equals $1,000 (as adjusted for any stock dividends, combination or split). At the discretion of the Company's Board of Directors, such dividends may be paid in shares of the Series C Preferred Stock.
As of February 1, 1997, the Company had issued and outstanding 550 shares of Series C Preferred Stock.

     Holders of Series C Preferred Stock may convert all or any of such shares to the Company's Common Stock (the "Series C Conversion Shares") beginning 90 days after the issuance of the Series C Preferred Stock. If not converted earlier by the holder, the Series C Preferred Stock shall be converted automatically on December 31, 1998. In general, the number of Series C Conversion Shares issuable on conversion of each share of Series C Preferred Stock shall equal the consideration paid for such share together with accrued and unpaid dividends on such share, if any, divided by the lesser of (i) $7.50 or (ii) 80% of the closing bid price of the
Common Stock on the five trading days before conversion.   A holder
of Series C Conversion Shares may not sell more than 33% of such shares between 90 and 120 days of his purchase of Series C Preferred Stock converted into such shares and 67% of such shares between 121 and 150 days of his purchase; a holder may generally sell all of his Series C Conversion Shares 151 days after his purchase.

     All shares of Series C Preferred Stock have been sold pursuant to offshore transactions exempt from registration pursuant to Regulation S promulgated under the Securities Act. The Series C Conversion Shares must be resold in transactions exempt under Regulation S or another applicable exemption under the Securities Act, or (if the exemption under Regulation S becomes unavailable at any time before the third anniversary of the purchase of the Series D Preferred Stock) pursuant to the registration of the Series C Conversion Shares by the Company.

     Upon liquidation, the holders of Series C Preferred Shares shall be entitled to be paid $1,000 per share plus 8% accrued dividends before any distribution to holders of Common Stock. The Company has the right to redeem the shares of Series C Preferred Stock if a holder of such shares exercise his right of conversion
at a time when the conversion price is below $5.00.   The
redemption price to be paid by the Company is 125% of the Stated Value of such shares together with all accrued and unpaid dividends thereon.

     Series D 8% Cumulative Convertible Preferred Stock.   The
Company is authorized to issue up to 5,000 shares of Series D Preferred Stock, which provides annual dividends at the rate of 8%
of the share's Stated Value.   The Stated Value per share equals
$1,000 (as adjusted for any stock dividends, combination or split). At the discretion of the Company's Board of Directors, such dividends may be paid in shares of the Series D Preferred Stock.
As of February 1, 1997, the Company had issued and outstanding 1,175 shares of Series D Preferred Stock.

     Holders of Series D Preferred Stock may convert all or any of such shares to the Company's Common Stock beginning 90 days after the issuance of the Series D Preferred Stock. If not converted earlier by the holder, the Series D Preferred Stock shall be converted automatically on December 31, 1998. The Company is obligated to file a registration statement (the "Series D Registration Statement") covering the shares of Common Stock issuable on conversion of the Series D Preferred Stock (the "Series D Conversion Shares") and to use its best efforts to cause the Series D Registration Statement to become effective. In general, the number of Series D Conversion Shares issuable on conversion of each share of Series D Preferred Stock shall equal the Stated Value together with accrued and unpaid dividends on such share, if any, divided by the Conversion Price, which is defined as the lesser of
(i) $7.50 or (ii) 80% of the closing bid price of the Common Stock on the five trading days before conversion. If the Series D Registration Statement has not been declared effective within 120 days from December 31, 1996 (the "Initial Issuance Date"), the Conversion Price shall be reduced by an amount between 3% and 20% (resulting in the issuance of a larger number of Series D
Conversion Shares) based on the extent of such delay.   No Series
D Conversion Shares may be sold before the earlier of March 13, 1997 or the date on which the Series D Registration Statement
becomes effective.   Notwithstanding the effectiveness of the
Series D Registration Statement, generally a holder of Series D Conversion Shares may not sell more than 33% of such shares between March 13, 1997 and April 12, 1997, and 67% of such shares between April 13, 1997 and May 22, 1997; a holder may generally sell all of the Series D Conversion Shares after May 13, 1997.

     If the Series D Registration Statement has not been declared effective within 365 days of the Initial Issuance Date, a holder of Series D Preferred Stock shall receive a preferential dividend equal to 10% of the Stated Value on the 366th day after the Initial Issuance Date and preferential dividends of either 3% or 10% of the Stated Value every 30 days thereafter until the 726th day after the Initial Issuance Date.

     Upon liquidation, the holders of Series D Preferred Shares shall be entitled to be paid $1,000 per share plus 8% accrued dividends before any distribution to holders of Common Stock. The Company has the right to redeem the shares of Series D Preferred Stock if a holder of such shares exercise his right of conversion at a time when the Conversion Price is below $5.00 or if the Series D Registration Statement has not become effective within 120 days of the Initial Issuance Date. The redemption price to be paid by the Company is determined using a ratio based on the trading price of the Company's Common Stock and the Stated Value.

     The Class A Convertible Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are all equal in rank with respect to the payment of dividends and the distribution of assets upon liquidation of the Company.

Special Provisions of Delaware Law and the Company's Restated
Certificate of Incorporation

     The Company is a Delaware corporation and is subject to
Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's out-standing voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the trans-action commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corpora-tion and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stock-holder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or notifi-cation of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stock-holder with the approval of a majority of the corporation's direc-tors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors.

     The foregoing provisions could delay or frustrate a change in control of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

     Section 102(a)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now autho-rized by such legislation, directors are accountable to corpora-tions and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equita-ble remedies such as injunction or rescission. The Certificate limits the liability of the directors to the Company or its stock-holders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intention-al misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

                          LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company and the Selling
Stockholders by Brown, Todd & Heyburn PLLC, Louisville, Kentucky.


                             EXPERTS

     The audited financial statements of the Company at December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995 incorporated by reference into this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in its report, have been audited by King & Company, PSC, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in, or incorporated by reference in, this Prospectus, in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or any selling agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or incorporated by reference herein or in the affairs of the Company since the date hereof.











                        TABLE OF CONTENTS
                                                             Page

Available Information  . . . . . . . . . . . . . . . . .        2
Incorporation of Certain Documents
   by Reference. . . . . . . . . . . . . . . . . . . . .        2
The Company  . . . . . . . . . . . . . . . . . . . . . .        3
Risk Factors . . . . . . . . . . . . . . . . . . . . . .        3
Recent Developments  . . . . . . . . . . . . . . . . . .        7
Use of Proceeds. . . . . . . . . . . . . . . . . . . .         11
Selling Stockholders . . . . . . . . . . . . . . . . . .       11
Plan of Distribution . . . . . . . . . . . . . . . . . .       13
Description of Capital Stock . . . . . . . . . . . . . .       14
Legal Matters  . . . . . . . . . . . . . . . . . . . . .       18
Experts  . . . . . . . . . . . . . . . . . . . . . . . .       18



                          279,814 Shares

                                of

                           Common Stock











                          FLORIDA GAMING
                            CORPORATION













                            PROSPECTUS









                                      ,  1997


                                      PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Expense                                                    Amount
SEC registration fee . . . . . . . . . . . . . . . . . . $    572
"Blue Sky" filing fees and expenses
         (including legal expenses)(1) . . . . . . . . .   15,000
Legal fees and expenses(1) . . . . . . . . . . . . . . .   15,000
Accounting fees and expenses(1). . . . . . . . . . . . .    1,000
Printing(1). . . . . . . . . . . . . . . . . . . . . . .    1,000
Transfer agent fees(1) . . . . . . . . . . . . . . . . .      100

(1)  Estimated                                            $32,772

     All itemized fees and expenses of the offering are expected to be paid by the Company.

Item 15.  Indemnification of Directors and Officers.

     Section 102(a)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as an injunction or rescission. The Company's Restated Certificate of Incorporation limits the liability of the directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, a director of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Under Section 145 of the DGCL, the Company has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, to which any of them is a party by reason of his being a director or officer of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's by-laws provide that the Company shall indemnify each person who may be indemnified pursuant to Section 145, as amended from time to time (or any successor provision thereto), to the fullest extent permitted by
Section 145.

     On March 10, 1993, the Board of Directors of the Company authorized the Company to enter into indemnification agreements with each of its directors and executive officer to evidence the Company's agreement to indemnify them to the fullest extent permitted by law.

     The Company does not presently carry any officer/director liability insurance policy.

Item 16.  Exhibits.

     3.1 Restated Certificate of Incorporation is hereby incorporated by reference to Exhibit 3.1 of Form SB-2
          Registration Statement No. 33-79882.

     3.2 Certificate of Designations for Series B Preferred Stock is hereby incorporated by reference to Exhibit 3.3 of Form S-3 Registration Statement No. 33-99380.

     3.3. Certificate of Amendment to Certificates of Designations of Series B Preferred Stock and Series 9% AA Preferred
          Stock is incorporated by reference to Exhibit 3.3 of Form S-3 Registration Statement 333-10535.

     3.4  Bylaws are hereby incorporated by reference to Exhibit
          3.2 of Form SB-2 Registration Statement No. 33-79882.

     4.1 Restated Certificate of Incorporation is hereby incorporated by reference to Exhibit 3.1 of Form SB-2
          Registration Statement No. 33-79882.

     4.2 Certificate of Amendment to Certificates of Designations of Series C 8% Cumulative Convertible Preferred Stock is hereby incorporated by reference to Exhibits 3.1 and 4.1 Current Report on Form 8-K dated December 13, 1996.

     4.3 Form of Regulation S Subscription Agreement is hereby incorporated by reference to Exhibit 4.2 Current Report on Form 8-K dated December 13, 1996.

     4.4 Certificate of Amendment to Certificates of Designations of Series D 8% Cumulative and Convertible Preferred Stock is hereby incorporated by reference to Exhibits 3.1 and
          4.1 Current Report on Form 8-K dated January 16, 1997.

     4.5 Form of Regulation D Subscription Agreement is hereby incorporated by reference to Exhibit 4.2 Current Report on Form 8-K dated January 16, 1997.

     5    Opinion of Brown, Todd & Heyburn PLLC.

     23.1 Consent of Brown, Todd & Heyburn PLLC is included in its opinion filed herewith.

     23.2 Consent of King & Company, PSC.

     24   Power of attorney included on signature page hereof.

 Item 17.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (i) To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d)  The Registrant will:

               (1)  For determining any liability under the
     Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

               (2)  For determining any liability under the
     Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida.


                              FLORIDA GAMING CORPORATION



Date: February 10, 1997      By /s/ W. Bennett Collett
                                 W. Bennett Collett
                                 Chairman of the Board and
                                 Chief Executive Officer



                        POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints W. Bennett Collett and Timothy L. Hensley his true and lawful attorneys-in-fact and agents, with full power of substitution, and each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ W. Bennett Collett   Chairman of the        February 10, 1997
W. Bennett Collett       Board of Directors
                         and Chief Executive Officer
                         (Principal Executive Officer)



/s/ Timothy L. Hensley   Executive Vice         February 10, 1997
Timothy L. Hensley       President, Treasurer
                         and Chief Financial Officer
                         (Principal Financial and
                           Accounting Officer)


/s/ Gary E. Bowman       Director               February 10, 1997
Gary E. Bowman


______________________   President and          February __, 1997
Robert L. Hurd           Director


/s/ Roland M. Howell     Director               February 10, 1997
Roland M. Howell


/s/ W. Bennett Collett, Jr.   Director,         February 10, 1997
W. Bennett Collett, Jr.       Executive Vice,
                              President and Secretary


/s/ George W. Galloway, Jr.   Director          February 10, 1997
George W. Galloway, Jr.